Exhibit 99.2

BRACE SHOP, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015

REVENUES:
Retail sales	$1,683,624	$1,698,752

Total Revenue	1,683,624	1,698,752

COST OF RETAIL SALES:	1,079,936	1,104,380

GROSS PROFIT	603,688	594,372

OPERATING EXPENSES:
General and administrative expenses	138,784	62,808
Marketing and promotion	347,871	345,694
Payroll expenses	231,539	173,776
Credit card processing	57,684	60,791

Total Operating Expenses	775,878	643,069

LOSS FROM OPERATIONS	(172,190)	(48,697)

OTHER INCOME (EXPENSES):
Other Income (Expense)	(147,059)	-
Sublease Income	5,862	1,125
Gain on Extinguishment of Debt	8,963	-
Interest Expense	(205,555)	(12,328)

Total Other Income (Expense)	(337,789)	(11,203)

NET LOSS	$(509,979)	$(59,900)

See accompanying notes to unaudited consolidated financial statements.